Exhibit 10.2

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

ZYGO CORPORATION,

ZMI ACQUISITION CORPORATION

AND

ZEMETRICS, INC.

January 18, 2010

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Index of Defined Terms

Defined Term	Section

Acquisition Proposal	4.2(a)
Affiliate	9.2(a)
Agent Certificate	8.6(a)
Agreement	Preamble
Arizona Law	1.1
Articles of Incorporation	2.1
Average Closing Price	1.6(a)(i)(2)
Cash Payment Funds	1.7(b)
CERLA	2.15(a)(i)
Certificate of Merger	1.1
Certificates	1.7(c)
Closing	1.2
Closing Company Debt Obligations	1.10
Closing Date	1.2
COBRA	2.17(e)
Code	Recitals
Common Merger Consideration	1.6(a)(i)(2)
Company	Preamble
Company Agreements	2.3
Company Balance Sheet	2.7
Company Balance Sheet Date	2.6
Company Capital Stock	Recitals
Company Common Stock	Recitals
Company Common Stock Deemed Outstanding	1.6(a)(i)(3)
Company Common Stock Subject to Preferred Conversion	1.6(a)(ii)(1)
Company Debt	2.7
Company Disclosure Schedule	II
Company Employee Plans	2.17(a)
Company Indemnified Persons	8.2(c)
Company Intellectual Property	2.10(b)
Company Preferred Stock	Recitals
Company Products	2.10(b)(ii)
Company Shareholder	1.6(d)
Confidentiality Agreement	5.5
Copyrights	2.10(a)(iii)
Damages	8.2(b)
Delaware Law	1.1
Dissenting Shareholder	1.6(e)
Dissenting Shares	1.6(e)
Effective Time	1.2
Environmental Laws	2.15(a)(i)
ERISA	2.17(a)
ERISA Affiliate	2.17(a)
Escrow Agent	8.1(a)
Escrow Agreement	6.2(f)
Escrow Claim Certificate	8.4

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Escrow Fund	8.1(a)
Escrow Shares	1.7(i)
Exchange Act	3.3
Exchange Agent	1.7(a)
Exchange Fund	1.7(b)
Financial Statements	2.5
FINRA	3.2
GAAP	2.5
Governmental Entity	2.3
Hazardous Materials	2.15(a)(ii)
HIPAA	2.17(e)
Holder	5.13(a)
Holder Indemnitee	5.13(e)
Indemnified Party	5.14(a)
Indemnifying Party	5.14(a)
Intellectual Property	2.10(a)
Investor Representation Statement	5.3
IRS	2.16(m)
Issued Patents	2.10(a)(i)
knowledge	9.2(b)
Legal Provisions	2.21
Liens	2.3
material	9.2(c)
Material Adverse Effect	9.2(d)
Merger	Recitals
Merger Consideration	1.6(a)(iii)
Merger Sub	Preamble
Outstanding Company Common Stock	1.6(a)(i)(1)
Parent	Preamble
Parent Common Stock	1.6(a)(i)
Parent Financial Statements	3.3
Parent Indemnified Persons	8.2(b)
Parent Indemnitee	5.13(f)
Parent Stock Plans	3.4
Parent SEC Documents	3.3
Patents	2.10(a)(ii)
Patent Applications	2.10(a)(ii)
Per Share Common Merger Consideration	1.6(a)(i)
Per Share Preferred Merger Consideration	1.6(a)(ii)
Permits	2.21
Person	9.2(e)
Preferred Merger Consideration	1.6(a)(ii)(2)
Proceeding	2.8
RCRA	2.15(a)(i)
Registrable Securities	5.13(a)
Registration Indemnified Person	5.13(g)
Registration Indemnifying Person	5.13(g)
Registration Statement	5.13(a)
Release	2.15(a)(iii)
Requested Confidential Exhibits	3.3
SEC	3.2

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Securities Act	1.6(f)
Shareholders’ Agent	8.8(a)
Subsidiary	9.2(f)
Surviving Corporation	1.1
Tax(es)	2.16(a)(i)
Tax Returns	2.16(a)(ii)
Third Party Intellectual Property	2.10(c)
Trademarks	2.10(a)(iv)
U.S. Person	6.2(h)
Voting Agreement	Recitals

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AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of January 18, 2010 by and among Zygo Corporation, a Delaware corporation (“Parent”), ZMI Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Parent, and Zemetrics, Inc., an Arizona corporation (“Company”).

RECITALS

          A.          The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Company with and into Merger Sub (the “Merger”) and, in furtherance thereof, have approved the Merger.

          B.          Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, no par value per share (“Company Common Stock”), and the outstanding shares of Company Series A Preferred Stock, no par value per share (“Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”) shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth herein.

          C.          Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

          D.          The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

          E.           Concurrent with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain of the affiliates of Company who are shareholders, officers or directors have on the date hereof entered into an agreement (the “Voting Agreement”) to vote the shares of Company Capital Stock owned by such Person to approve the Merger.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable, consideration, the parties agree as follows:

ARTICLE I
THE MERGER

          Section 1.1          The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit 1.1(a) (the “Certificate of Merger”), the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), the Articles of Merger attached hereto as Exhibit 1.1(b) (the “Articles of Merger”), and the applicable provisions of the Arizona Business Corporations Act (“Arizona Law”), the Company shall be merged with and into Merger Sub, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

          Section 1.2          Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver (subject to applicable law) of each of the conditions set forth in Article VI hereof

(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, NY 10103, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger, together with any required certificates, with the Arizona Corporation Commission, in accordance with the relevant provisions of Delaware Law and Arizona Law (the latest time of any such filing being the “Effective Time”).

          Section 1.3          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of Delaware Law and Arizona Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4          Certificate of Incorporation; Bylaws.

          (a)          The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation, except that Article FIRST thereof shall read as follows: “The name of the Corporation is Zemetrics, Inc.”

          (b)          The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended.

          Section 1.5          Directors and Officers. The directors and officers of the Surviving Corporation shall be as set forth on Exhibit 1.5, until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be.

          Section 1.6          Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of Company’s securities:

          (a)          Conversion of Company Capital Stock.

              (i)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into the right to receive an amount (the “Per Share Common Merger Consideration”) determined by dividing the Common Merger Consideration by the Outstanding Company Common Stock, payable in shares of Parent’s Common Stock, $.10 par value per share (the “Parent Common Stock”), as set forth in this Section 1.6(a). For purposes of this Agreement:

(1) “Outstanding Company Common Stock” means the total number of shares of Company Common Stock issued and outstanding at the Effective Time;

                            (2)          “Common Merger Consideration” means the product of (I) $1,940,754, multiplied by (II) a fraction, the numerator of which equals the Outstanding Company Common Stock and the denominator of which equals the Company Common Stock Deemed Outstanding, such amount to payable in shares of Parent Common Stock, with the number of shares of Parent Common Stock to be issued determined by dividing the amount of Common Merger Consideration by the average of the closing prices of Parent Common Stock as reported on the

Nasdaq National Market during the forty (40) trading days ending two trading days prior to the Closing Date (the “Average Closing Price”); and

                              (3)          “Company Common Stock Deemed Outstanding” means the total number of shares of Company Common Stock issued and outstanding at the Effective Time (assuming the conversion of all Company Preferred Stock into Company Common Stock immediately prior to the Effective Time).

               (ii)          Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into the right to receive an amount (the “Per Share Preferred Merger Consideration”) determined by dividing the Preferred Merger Consideration by the Company Common Stock Subject to Preferred Conversion, payable in shares of Parent Common Stock, as set forth in this Section 1.6(a). For purposes of this Agreement:

                              (1)          “Company Common Stock Subject to Preferred Conversion” means the total number of shares of Company Common Stock subject to issuance upon conversion of all issued and outstanding shares of Company Preferred Stock into Company Common Stock (assuming such conversion takes place immediately prior to the Effective Time); and

                              (2)          “Preferred Merger Consideration” means the product of (I) $1,940,754, multiplied by (II) a fraction, the numerator of which equals the Company Common Stock Subject to Preferred Conversion and the denominator of which equals the Company Common Stock Deemed Outstanding, payable in shares of Parent Common Stock, with the number of shares of Parent Common Stock to be issued determined by dividing the amount of Preferred Merger Consideration by the Average Closing Price.

(iii) For purposes of this Agreement, “Merger Consideration” means the sum of the Common Merger Consideration and the Preferred Merger Consideration.

          (b)          Cancellation of Company Capital Stock Owned by Parent. At the Effective Time, each share of Company Common Stock and Company Preferred Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c)          Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding, unchanged by reason of the Merger, as one hundred (100) fully paid and nonassessable shares of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (d)          Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock (“Company Shareholder”) who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Average Closing Price. The fractional share interests of each Company Shareholder shall be aggregated, so that no Company Shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Parent Common Stock.

          (e)          Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Arizona Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Arizona Law. Company shall give Parent prompt notice of any demand received by Company to require Company to purchase shares of Company Capital Stock, and Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Parent, or as required under Arizona Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (“Dissenting Shareholder”) who, pursuant to the provisions of Arizona Law, becomes entitled to payment of the fair value for shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Company Capital Stock, the portion of the Merger Consideration to which such shareholder would otherwise be entitled under this Section 1.6 less the portion of the Merger Consideration allocable to such shareholder that has been deposited in the Escrow Fund pursuant to Section 1.7(i) and Article VIII hereof.

          (f)          Certificate Legends. The shares of Parent Common Stock to be issued pursuant to this Article I shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. Each certificate evidencing shares of Parent Common Stock to be issued pursuant to this Article I shall bear the following legend, in addition to any legends required by state securities laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

          Section 1.7           Surrender of Certificates.

          (a)          Exchange Agent. Continental Stock Transfer & Trust Company shall act as exchange agent (the “Exchange Agent”) in the Merger.

          (b)          Parent to Provide Parent Common Stock and Cash. Promptly after the Effective Time, Parent shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Article I through such reasonable procedures as Parent may adopt (i) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, less the number of shares of Parent Common Stock to be deposited into the Escrow Fund pursuant to the requirements of Section 1.7(i) and Article VIII and (ii) any cash in lieu of fractional shares pursuant to Section 1.6(d) (such cash, together with the shares of Parent Common Stock deposited pursuant to clause (i), the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (c)          Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), (ii) such other customary documents as may be required pursuant to such instructions, and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (without interest). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 1.7(i) and Article VIII hereof, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d), and (C) cash (without interest) in respect of fractional shares as provided in Section 1.6(d) and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

          (d)           Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor (without interest) at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

          (e)          Transfers of Ownership. At the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of Company. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Company Shareholders six months after the Effective Time shall be delivered to Parent, upon demand, and any Company Shareholders who have not previously complied with this Section 1.7 shall thereafter look only to Parent for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

          (g)          No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)          Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

          (i)          Escrow.   As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing the number of shares of Parent Common Stock to be issued at the Closing determined by dividing $300,000 by the Average Closing Price (the “Escrow Shares”) (which certificates shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 1.7). The Escrow Shares shall be beneficially owned by such holders and such shares shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

          Section 1.8          No Further Ownership Rights in Company Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          Section 1.9          Repayment of Company Debt. At the Effective Time, all outstanding principal, accrued but unpaid interest and penalties or premiums, if any, in respect of any Company Debt listed on Section 1.9 of the Company Disclosure Schedule that is outstanding immediately prior to the Effective Time (the “Closing Company Debt Obligations”) shall be repaid and discharged in full in exchange for the right to receive an amount payable in shares of Parent Common Stock determined by dividing the Closing Company Debt Obligations by the Average Closing Price.

          Section 1.10        Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and Company will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

          Section 1.11       Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled, or shall be entitled to cause the Exchange Agent, to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

          Company represents and warrants to Parent and Merger Sub that the statements contained in this Article II are true and correct, except as disclosed in a document of even date herewith and delivered by Company to Parent referring to the representations and warranties in this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any such numbered and lettered section of the Company Disclosure Schedule shall qualify only the corresponding subsection in this Article II (except to the extent disclosure in any numbered and lettered section of the Company Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Company Disclosure Schedule).

          Section 2.1          Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary (all of which jurisdictions are set forth in Section 2.1 of the Company Disclosure Schedule), except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Company. Company has delivered to Parent a true and correct copy of the Articles of Incorporation (including all amendments and certificates of designation thereto, the “Articles of Incorporation”) and Bylaws of Company, each as amended to date, and the Articles of Incorporation and Bylaws of Company are in full force and effect. Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

          Section 2.2          Subsidiaries and Other Interests. Company does not have, and has never had, any Subsidiaries. Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          Section 2.3          Authority. Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company subject only to the approval of the Merger by Company’s shareholders as contemplated by Section 6.1(a). The affirmative vote of the holders of a majority of the shares of Company’s Common Stock and Company Preferred Stock, voting as a single class, outstanding on the record date established by Company to vote on the Merger is the only vote of the holders of any of Company’s Capital Stock necessary under Arizona Law and the Articles of Incorporation to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, assuming compliance with the matters referred to in the next sentence, require any consent or other action by any Person under, or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) in or upon any of the properties or assets of Company under, (i) any provision of the Articles of Incorporation or Bylaws of Company, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement, obligation, commitment, arrangement, understanding or instrument (collectively, “Company Agreements”), or any Legal Provision, Permit, concession, franchise, license, judgment, order or decree applicable to Company or any of properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and the Agreement of Merger, together with the required officers’ certificates, as provided in Section 1.2; (ii) filings required under Regulation D of the Securities Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

          Section 2.4          Capital Structure. The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock, of which there are designated 1,500,000 shares of Series A Preferred Stock. As of the date hereof, there were issued and outstanding 1,617,295 shares of Company Common Stock and 1,497,000 shares of Series A Preferred Stock, convertible into 1,497,000 shares of Company Common Stock. All of the issued and outstanding shares of Company Capital Stock are owned, of record and beneficially, by the persons in the amounts set forth in Section 2.4 of the Company Disclosure Schedule. No Persons other than the Company Shareholders are or will be entitled to receive any payment with respect to the Company Capital Stock. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of Company are as set forth in its Articles of Incorporation and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable corporate laws. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any those created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding two sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Company may vote. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Company Capital Stock (i) between or among Company and any of its shareholders and (ii) to Company’s knowledge, between or among any of Company’s shareholders, except for the shareholders delivering the Voting Agreements. All shares of outstanding Company Common Stock and Company Preferred Stock were issued in compliance with all applicable federal and state securities laws.

          Section 2.5          Financial Statements. Company has delivered to Parent complete and correct copies of the unaudited balance sheet and related statements of income and cash flows of Company as of and for the fiscal years ended September 30, 2009 and 2008 and for the three-month period ended December 31, 2009 (collectively, the “Financial Statements”). The Financial Statements have been derived from the books and records of Company. The Financial Statements are complete and correct in all material respects and fairly present the financial condition and results of operations of Company as of the dates and for the periods indicated. During the period covered by such Financial Statements, Company has conducted no business other than its current business. All material liabilities and obligations of Company, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under United States generally accepted accounting principles, applied on a consistent basis with prior periods (“GAAP”), to be so disclosed. Except as set forth in the notes to the Financial Statements, the liabilities on the latest balance sheet of Company included in the Financial Statements consist solely of accrued obligations and liabilities incurred by Company in the ordinary course of business to Persons which are not Affiliates of Company. The statements of operations included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business except as expressly specified therein. Company has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that such transactions are in all material respects executed in accordance with its management’s general or specific authorization.

          Section 2.6        Absence of Certain Changes. Since September 30, 2009 (the “Company Balance Sheet Date”), Company has conducted its business in the ordinary course consistent with past practice, and there has not been:

(a) any event, occurrence or development which, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Company;

(b) any creation or assumption by Company of any Lien on any asset of Company other than in the ordinary course of business consistent with past practice;

(c) any acquisition or disposition of any assets or business of Company other than in the ordinary course of business consistent with past practice;

          (d)          any agreement, commitment or understanding entered into by Company outside the ordinary course of business or providing for total payments by Company in excess of $25,000 in any 12 month period with any Person, or modified or amended in any material respect the terms of any such existing agreement;

          (e)          any revaluing in any material respect any of the assets of Company, including without limitation writing down the value of any assets or inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(f) any material change in any method of accounting or accounting principles or practice by Company, except for any such change required by reason of a change in GAAP;

          (g)          any (i) grant of the right to receive any severance, retention or termination pay to any current or former director, officer or employee of Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of Company, (iii) increase or acceleration in vesting or benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase or acceleration in vesting or payment of compensation, bonus or other benefits payable to current or former directors, officers or employees of Company other than, in the case of clause (iv) only, normal increases in compensation, bonus or other benefits payable to employees of Company in the ordinary course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practice;

          (h)          any loss or termination of, or any material adverse change in relations with, any customer or supplier that, individually or in the aggregate, had resulted or may result in a Material Adverse Effect;

(i) any delay or postponement in the payment of accounts payable and other liabilities outside the ordinary course of business;

(j) any action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 4.1 hereof; or

(k) any agreement to take any actions specified in this Section 2.6, except for this Agreement.

          Section 2.7          Absence of Undisclosed Liabilities. Company has no obligations or liabilities (whether pursuant to contracts or otherwise) of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended September 30, 2009 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice (none of which is liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit or a liability to repay or refund to any Person any amount previously received by Company) and (iv) those incurred in connection with the execution of this Agreement. To the knowledge of Company, there are no asserted claims for indemnification by any Person against Company under any law or agreement or pursuant to Company’s Articles of Incorporation or Bylaws, and Company is unaware of any facts or circumstances that might give rise to the assertion of such a claim against Company thereunder. Section 2.7 of the Company Disclosure Schedule sets forth a true and complete list of the following in respect of the Company outstanding as of the date of this Agreement (the “Company Debt”) to the extent not otherwise reflected on the Company Balance Sheet: (i) all obligations for borrowed money, whether current, funded, or secured or unsecured, and every obligation evidenced by bonds, debentures, notes or similar instruments, (ii) all indebtedness for the deferred purchase price of assets or services (excluding obligations relating to accounts payable and trade payables incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien, (v) any liability in respect of banker’s acceptances or letters of credit or similar facilities (other than letters of credit issued to secure lease obligations or workers compensation claims), and (vi) any guarantee of any of the foregoing of any other Person.

          Section 2.8          Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation (collectively, “Proceeding”) pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Company, threatened against or affecting Company or any of its properties or officers or directors (in their capacities as such) or to which Company is a party. There is no judgment, decree or order against Company or, to the knowledge of Company, any of its directors or officers (in their capacities as such). No Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to Company which investigation or review, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Company. All Proceedings have been timely reported to all applicable insurance carriers and no reservation of rights or denial of coverage has been issued by any such carrier.

          Section 2.9          Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Company, any acquisition of property by Company or the conduct of business by Company as currently conducted or as proposed to be conducted by Company.

          Section 2.10        Intellectual Property.

          (a)       For purposes of this Agreement, “Intellectual Property” means:

             (i)          all issued patents, reissued or reexamined patents, revivals of patents, renewals, continuations, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

            (ii)          all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

           (iii)         all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions (collectively, “Copyrights”);

           (iv)         trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, logos, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”);

           (v)          all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

(vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

          (b)           With respect to each item of Intellectual Property incorporated into any product of Company or otherwise used in the business of Company (except “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions, as modified for Company’s operations) (“Company Intellectual Property”), Section 2.10 of the Company Disclosure Schedule lists:

                (i)          all Issued Patents and Patent Applications, all registered Trademarks and trademark applications and all registered Copyrights, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                (ii)         the following agreements relating to each of the products of Company (the “Company Products”) or other Company Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Company Product on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from Company, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Company are $25,000 or more, (D) joint development agreements, (E) any agreement by which Company grants any ownership right to any Company Intellectual Property owned by Company, (F) any order relating to Company Intellectual Property and (G) any option relating to any Company Intellectual Property.

          (c)           Section 2.10 of the Company Disclosure Schedule contains an accurate list of all licenses, sublicenses and other agreements to which Company is a party and pursuant to which Company is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software at a cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions (“Third Party Intellectual Property”).

          (d)           To Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Company. Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property. There are no royalties, fees or other payments payable by Company to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

          (e)           Company is not in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement on Parent’s right to own or use any Company Intellectual Property, including any Third Party Intellectual Property.

          (f)           All Patents, registered Trademarks, registered service marks and registered Copyrights held by Company are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Company is not infringing, misappropriating or making unlawful use of, and has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any proprietary asset owned or used by any third party. There is no Proceeding pending or, to the knowledge of Company, threatened nor has any written claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Trademarks, service marks, Copyrights or violation of any trade secret or other proprietary right of any third party. Company has not brought a Proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (g)          All current and former officers and employees of Company have executed and delivered to Company an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such Persons, the form of which has been supplied to Parent. All current and former consultants and independent contractors to Company involved in the development, modification, marketing and servicing of Company Products and/or Company Intellectual Property have executed and delivered to Company an agreement in the form provided to Parent (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such Persons. To Company’s knowledge, no employee or independent contractor of Company is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Company. No current or former officer, director, shareholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property.

          (h)          Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Company Intellectual Property (except such Company Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”) owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

          (i)          Company is not subject to any Proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. Company is not subject to any agreement which restricts in any material respect the use, transfer or licensing by Company of the Company Intellectual Property or Company Products.

          Section 2.11          Interested Party Transactions. Except as disclosed in Section 2.11 of the Company Disclosure Schedule, Company is not indebted to any director, officer, employee or agent of Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Company. There have been no transactions since December 31, 2008 which would require disclosure if Company were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

          Section 2.12          Minute Books. The minute books of Company made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Company, and reflect all transactions referred to in such minutes accurately in all material respects.

          Section 2.13          Material Contracts.

            (a)        Section 2.13 of the Company Disclosure Schedule sets forth a complete list of all currently effective written or oral:

(i) employment contracts, arrangements or policies of Company which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits);

          (ii)      leases, sales contracts and other agreements with respect to any property, real or personal, of Company, except for leases of personal property involving, on an annual basis, less than $25,000 individually and $50,000 in the aggregate;

(iii) contracts or commitments for capital expenditures or acquisitions in excess of $25,000 on an annual basis for one project or series of related projects;

          (iv)     agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation (third party or otherwise) for the borrowing of money (excluding routine checking account overdraft agreements);

          (v)      contracts or agreements providing for any covenant not to compete by Company or otherwise restricting in any way Company’s engaging in any business activity (including a description of the businesses to which the covenant not to compete applies);

          (vi)      contracts or agreements relating to consultancies, professional retentions, agency, sales or distributorship arrangements pertaining to Company or its products or activities involving total payments within any 12 month period in excess of $25,000 and which are not terminable on 30 days’ notice without penalty;

(vii) contracts, agreements or commitments requiring Company to indemnify or hold harmless any Person;

(viii) all contracts with any customer or supplier activities involving total payments within any 12 month period in excess of $25,000 and which are not terminable on 30 days’ notice without penalty;

          (ix)      any written agreement (or group of related agreements) for the acquisition of services, supplies, equipment, inventory, fixtures or other property involving more than $25,000 individually and $50,000 in the aggregate;

(x) any agreement providing for the purchase from a supplier of all or substantially all of the requirements of Company of a particular product or service;

(xi) any agreement, contract, arrangement or understanding with any Affiliate, licensee or Company Shareholder;

(xii) any license or agreement granting or restricting the right of Company to use any Intellectual Property;

(xiii) any partnership, joint venture and similar agreements involving a sharing of profits or expenses;

(xiv) any guaranty or suretyship, indemnification or contribution agreement or performance bond; and

(xv) contracts, agreements, arrangements or commitments, other than the foregoing, which could reasonably be considered material to Company’s business

True, correct and complete copies of each agreement listed in Section 2.13 of the Company Disclosure Schedule have been delivered to Parent.

            (b)       With respect to each Company Agreement (whether or not so listed): (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Company, and to Company’s knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (iii) Company has performed all the obligations required to be performed by it and is entitled to all benefits thereunder; and (iv) neither Company nor, to Company’s knowledge, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default by Company or, to Company’s knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Company is not a party to any oral contract, agreement or other arrangement.

          Section 2.14          Title to Property. Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Liens, except (i) the Lien of current taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) Liens securing debt which is reflected on the Company Balance Sheet. The plants, property and equipment of Company that are used in the operation of its business are in all material respects in good operating condition and repair, subject to normal wear and tear not caused by neglect. All properties used in the operations of Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected. All leases of real and personal property to which Company is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Parent. Company owns no real property.

          Section 2.15          Environmental Matters.

(a)	For purposes of this Agreement:

(i) “Environmental Laws” shall mean all applicable U.S., state, local and foreign laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, directives,

interpretations, licenses, permits and other authorizations of any Governmental Entity and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, including any thereof of the European Community or the European Union, having the force of law and being applicable to Company, dealing with the protection of health, welfare or the environment, including, without limitation, flood, pollution or disaster laws and health and environmental protection laws and regulations, and all other rules and regulations promulgated thereunder and any provincial, municipal, water board or other local statute, law, rule, regulation or ordinance relating to public or employee health, safety or the environment, including all laws relating to Releases into air, water, land or groundwater, relating to the withdrawal or use of groundwater, and relating to the use, handling, transportation, manufacturing, introduction into the stream of commerce or disposal of Hazardous Materials, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

                (ii)          “Hazardous Materials” shall mean any material, chemical, liquid, gas compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “solid waste”, “pollutant” “toxic pollutant” or “contaminant,” or any other formulation or terminology intended to classify or identify substances, constituents, materials, or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.

(iii) “Release” shall mean the spilling, leaking, discharging, injecting, emitting and/or disposing and placement of a Hazardous Material in any location that poses a threat thereof.

         (b)          Company is and has been in compliance in all material respects with all Environmental Laws relating to the properties or facilities currently or previously used, leased or occupied by Company at any time. During the period of ownership or operation by Company of any of its currently or previously owned, leased or operated properties, and, to Company’s knowledge, prior to the period of such ownership or operation, no Hazardous Material has been treated or disposed of, and there have been no Releases or threatened Releases of Hazardous Material at, in, on, under or affecting such properties or any contiguous site that may or will give rise to liability of Company under Environmental Laws. No Company employee or other Person has claimed that Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative Proceeding is pending or, to Company’s knowledge, threatened against Company, with respect to Hazardous Materials or Environmental Laws, and Company is not aware of any facts or circumstances which could form the basis for assertion of a claim against Company or which could form the basis for liability of Company, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws. Company has not received any written notice of, or entered into or assumed by contract, judicial or administrative settlement, or operation of law any indemnification obligation, order, settlement or decree relating to: (i) any violation of any Environmental Laws or the institution or pendency of any Proceeding by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or any Release of Hazardous Materials, (ii) the response to or remediation of Hazardous Material at or arising from any of Company’s activities or properties or any other properties or (iii) payment for any response action relating to or remediation of Hazardous Material at or arising from any of Company’s properties, activities, or any other properties.

Section 2.16 Taxes.

(a) For purposes of in this Agreement:

               (i)          “Tax” and “Taxes” includes any federal, state, local or foreign income, gross receipts, capital, franchise, import, goods and services, value added, sales and use, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee withholding or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (as defined in Section 1504 of the Code) or being included (or required to be included) in any Tax Return relating thereto).

               (ii)         “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

           (b)          Company has properly prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to Company or its operations for any period ending on or before the Closing Date and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Provisions. Company has made available to Parent copies of all Tax Returns filed for all periods since its inception.

           (c)          Company has fully and timely paid all Taxes shown to be payable on such Tax Returns covered by Section 2.16(b).

           (d)          Company has no liabilities for unpaid Taxes that have not been accrued for or reserved on the latest balance sheet included in the Financial Statements, whether asserted or unasserted, contingent or otherwise, and Company has no knowledge of any basis for the assertion of any such liability attributable to Company, its assets or operations. The cash reserves or accruals for Taxes provided in the books and records of Company with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been made in accordance with GAAP and are, or prior to the Effective Time, will be, sufficient for all unpaid Taxes of Company through and including the Effective Time. Company has no liability for Taxes of any other Person as a transferee, successor, by contract or otherwise. Company has not executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (e)          Company is not a party to any Tax-sharing agreement or similar arrangement with any other party, and Company has not assumed any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

           (f)           Company’s Tax Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Company has not been notified of any request for such an audit or other examination. No claim has been made by a taxing authority in a jurisdiction where Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

          (g)          Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

          (h)          Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Company or the Surviving Corporation as an expense under applicable law.

          (i)           Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (j)           Neither Company nor any of its Affiliates has taken or agreed to take any action or knows of any fact or circumstance that could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          Section 2.17     Employee Benefit Plans.

          (a)          Section 2.17 of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits whether written or unwritten, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to or required to be contributed to by Company or any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any Person who performs or who has performed services for Company or with respect to which Company or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “Company Employee Plans”).

          (b)          Documents. Company has furnished to Parent true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including (without limitation) trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years (or such lesser time as Company has been in existance), standard COBRA forms and related notices, registration statements and prospectuses, and any material communications with employees or Governmental Entities relating thereto. With respect to each Company Employee Plan which is subject to ERISA reporting requirements, Company has provided copies of the Form 5500 reports filed for the last two plan years. Company has furnished Parent with the most recent IRS determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

          (c)          Compliance. (i) Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code has since its inception been so qualified and has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable Treasury Regulations or IRS pronouncements for a determination letter and to make any amendments necessary to obtain a favorable determination letter; (iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan: (v) none of Company or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan with respect to all periods prior to the Effective Time have been fully paid or accrued on the Financial Statements; (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; and (ix) there has been no amendment to, written interpretation or announcement by Company or any ERISA Affiliate which would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

          (d)          No Title IV or Multiemployer Plan. None of Company or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither Company nor any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

          (e)          COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Company Employee Plan, Company has complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998.

          (f)          Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, officer, employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus, retention or benefits under any Company Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or the Surviving Corporation (other than ordinary administration expenses typically incurred in a termination event).

          Section 2.18     Employee Matters. Section 2.18 of the Company Disclosure Schedule contains a list of the names of all employees (including, without limitation part-time, temporary and inactive employees), leased employees, independent contractors and consultants of Company, their respective salaries or wages, other compensation and dates of employment and positions. Company is in compliance in all material respects with all currently applicable Legal Provisions respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no claims pending, or, to Company’s knowledge, reasonably expected or threatened, against Company under any workers’ compensation or long term disability plan or policy. Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation. Company is not a party to any collective bargaining agreement or other labor union contract, nor does Company know of any activities or proceedings of any labor union to organize its employees. Company has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement. Company has not instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees.

          Section 2.19     Insurance. Company carries property, liability, workers’ compensation and such other types of insurance pursuant to the insurance policies listed and briefly described in Section 2.19 of the Company Disclosure Schedule (collectively, the “Insurance Policies” and each individually, an “Insurance Policy”). The Insurance Policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in Company’s judgment, adequate to insure fully (subject to the deductibles and retention amounts described in Section 2.19 of the Company Disclosure Schedule) against risks to which Company and its employees, business, properties and other assets may be exposed in the operation of the business as currently conducted. Section 2.19 of the Company Disclosure Schedule set forth a list of all claims under any Insurance Policy in excess of $50,000 per occurrence filed by or on behalf of Company since January 1, 2008. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All of the Insurance Policies are valid and enforceable policies, all premiums due and payable under all such policies and bonds have been paid and Company is otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          Section 2.20     Licenses and Permits. Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s business or the holding of any such interest (collectively, “Permits”), all of which are listed (with expiration dates, if applicable) on Schedule 2.20 of the Company Disclosure Schedule, and all of such Permits are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on Company. No Permit is subject to revocation or forfeiture by virtue of any existing circumstances, there is no Proceeding pending or, to the knowledge of Company, threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order, decree, judgment, stipulation or, to the knowledge of Company, investigation that would reasonably be likely to materially adversely affect such Permit.

          Section 2.21     Compliance With Laws. Company has complied in all material respects with, is not in violation in any material respect of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law, regulation, judgment, order or decree of any Government Entity (collectively, “Legal Provisions”) with respect to the ownership or operation of its business. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, foreign, state or local taxing authority) with respect to Company is pending or, to the knowledge of Company, threatened, nor has any Governmental Entity indicated in writing to Company an intention to conduct the same.

          Section 2.22     Certain Business Practices. Neither Company nor, to the knowledge of Company, any director, officer, agent or employee of Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          Section 2.23     Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

          Section 2.24     Representations Complete. None of the representations or warranties made by Company herein or in any Schedule or Exhibit hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement or any written statement furnished to Parent pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits, or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no fact (other than matters of a general economic or political nature that do not affect Company uniquely) known to Company that has not been disclosed by Company to Parent that might reasonably be expected to have or result in a Material Adverse Effect on Company or adversely affect the ability of Company to conduct its business after the Closing as currently conducted and as currently proposed to be conducted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to Company that the statements contained in this Article III are true and correct.

          Section 3.1    Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date, to Company. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

          Section 3.2     Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not, assuming compliance with the matters referred to in the next sentence, require any consent or other action by any Person under, or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their properties or assets. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and the Articles of Merger, together with the required officers’ certificates, as provided in Section 1.2, (ii) filings required under Regulation D of the Securities Act, (iii) the filing of a Form 8-K with the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”), (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable in the Merger, (vi) filings required to perform its obligations under Section 5.13, (vii) those that may be required solely by reason of Company’s (as opposed to any third party’s) participation in the transactions contemplated by this Agreement, and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          Section 3.3     SEC Documents; Financial Statements. Parent has made available to Company or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filing filed with the SEC by Parent since January 1, 2009, and, prior to the Effective Time, Parent will have made available to Company or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”). In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof which are (i) requested by Company and (ii) are not available in complete form through EDGAR (“Requested Confidential Exhibits”) and will promptly make available to Company all Requested Confidential Exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), and the Securities Act and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document prior to the date hereof. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

          Section 3.4     Absence of Certain Changes. Since September 30, 2009, Parent has conducted its business in the ordinary course consistent with past practice, and there has not been: (i) any event, occurrence or development which, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Parent; (ii) any change in accounting methods or practices by Parent or any revaluation by Parent of any of its assets; (iii) any material contract entered into by Parent, other than in the ordinary course of business, as provided to Company or disclosed in the Parent SEC Documents, or any material amendment or termination of, or default under, any material contract to which Parent is a party or by which it is bound; or (iv) any negotiation or agreement by Parent or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with Company and its representatives regarding the transactions contemplated by this Agreement).

          Section 3.5     Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

          Section 4.1     Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted, and in compliance in all material respects with all applicable Legal Provisions, to pay or perform its obligations when due and to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Company Disclosure Schedule, Company shall not do, cause or permit any of the following, without the prior written consent of Parent:

          (a)          Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (b)          Dividends; Changes in Capital Stock. (i) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or (iv) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company;

          (c)          Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice;

          (d)          Issuance of Securities. Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible or exchangeable securities;

          (e)          Intellectual Property. Transfer to any Person any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (f)          Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted marketing or other rights of any type or scope with respect to any of Company Products or Company Intellectual Property;

          (g)          Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets except in the ordinary course of business consistent with past practice;

          (h)          Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

          (i)          Agreements. Enter into, terminate or amend, in a manner which will adversely affect the business of Company, (i) any agreement involving an obligation to pay or the right to receive $25,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Company Products or (iii) any other agreement which is material to the business or prospects of Company or would be required to be disclosed pursuant to Section 2.13 hereunder;

          (j)          Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

          (k)          Capital Expenditures. Make any capital expenditures, capital additions or capital improvements other than as expressly set forth in Company’s capital expenditure budget previously delivered to Parent;

          (l)          Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

          (m)          Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (n)          Employee Benefit Plans; New Hires; Pay Increase. Amend any Company Employee Plan except to the extent required by applicable law, adopt any plan, contract or arrangement that would constitute a Company Employee Plan, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, hire any new officer level employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries or wage rates of its employees except in the ordinary course of business consistent with past practice;

          (o)          Severance Arrangements. (i) Grant any severance or termination pay or benefits (A) to any current or former director or officer or (B) to any other employee except payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Company Disclosure Schedule, or (ii) increase in any manner the severance or termination pay of any current or former director, officer or employee;

          (p)          Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, make any investment in any other Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

          (q)          Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

          (r)          Accounting Matters. Except as required by GAAP, (i) make any change in accounting methods, practices or principles or (ii) accelerate any income, postpone any expense or reverse any reserve, except on a basis consistent with past practice;

          (s)          Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (t)          Other. Agree or commit to take any of the actions described in Sections 4.1(a) through (s) above, or take or agree or commit to take any action that would (i) make any representation and warranty of Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time (or, in the case of representations and warranties that are not qualified by reference to the term “Material Adverse Effect” and/or taken as a whole, or derivatives or variations of such terms, inaccurate in any material respect at, or as of any time prior to, the Effective Time) or (ii) that would reasonably be expected to prevent, impair or materially delay the ability of Company or Parent to consummate the transactions contemplated by this Agreement.

          Without limiting the generality of the foregoing, Company shall deliver to Parent a copy of any income or franchise Tax Return required to be filed by Company prior to the Effective Time no later than thirty (30) days prior to the due date for the filing thereof, which returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Legal Provisions. Parent shall be entitled to review and comment on any such Tax Returns prior to the due date for filing, and Company shall any changes to such Tax Returns reasonably requested by Parent.

          Section 4.2          No Solicitation.

          (a)          From and after the date of this Agreement until the Effective Time, Company shall not, directly or indirectly through any officer, director, employee, representative or agent of Company or otherwise, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any offer or proposal for, or any indication of interest in, (A) a merger or other business combination involving Company, (B) the acquisition of any equity interest in, or a substantial portion of the assets of, or (C) any similar transaction the effect of which would be reasonably likely to prohibit, restrict or delay consummation of the Merger or which would be reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby (any of the foregoing being referred to in this Agreement as an “Acquisition Proposal”), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Company will, and will cause the other Persons listed in the first sentence of this Section 4.2 to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal and, to the extent within its power, to recover or cause to be destroyed all information concerning Company in the possession of such Persons and their affiliates, representatives and advisors. Without limiting the generality of the foregoing, the parties hereto understand and agree that any violation of the restrictions of this Section 4.2 by any officer, director, employee, investment banker, consultant or other agent of Company shall be deemed to be a breach of this Section 4.2 by Company.

          (b)          Company shall notify Parent immediately (and no later than 24 hours) after receipt by Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Company by any Person or entity that informs Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

ARTICLE V
ADDITIONAL AGREEMENTS

          Section 5.1          [Reserved.]

          Section 5.2          Approval of Company Shareholders. Company shall promptly after the date hereof take all action necessary in accordance with Arizona Law and its Articles of Incorporation and Bylaws to convene a meeting of Company Shareholders or to obtain the written consent of Company Shareholders approving the Merger as soon as practicable. Company shall use its reasonable best efforts to solicit from all Company Shareholders written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of Company Shareholders required to effect the Merger.

          Section 5.3          Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to Company Shareholders pursuant to Section 1.6 hereof shall constitute “restricted securities” under the Securities Act. The certificates of Parent Common Stock shall bear the legends set forth in Section 1.6(f). It is acknowledged and understood that Parent is relying on certain written representations made by each Company Shareholder. Company will use its reasonable best efforts to cause each Company Shareholder to execute and deliver to Parent an Investor Representation Statement in the form attached hereto as Exhibit 5.3 (the “Investor Representation Statement”).

          Section 5.4          Access to Information.

          (a)          Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s properties, contracts, commitments, books and records and (ii) all other information concerning the business, properties and personnel of such party and its Subsidiaries as the other party may reasonably request.

          (b)          Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

          (c)          No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          Section 5.5          Confidentiality. The parties acknowledge that Parent and Company have previously executed a non-disclosure agreement dated January 5, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

          Section 5.6          Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement (including any broadly issued statement or announcement to Company employees) or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Legal Provisions or by obligations pursuant to any listing agreement with any national securities exchange.

          Section 5.7          Reasonable Best Efforts.

          (a)          Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Legal Provisions to consummate the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided that if obtaining any such consent, approval or waiver would require any action other than the payment of a nominal amount, such action shall be subject to the consent of Parent, not to be unreasonably withheld), (iv) the defending of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Company shall give Parent the opportunity to participate, on an advisory basis, in the defense of any shareholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement. Each party shall also refrain from taking, directly or indirectly, any action contrary or inconsistent with the provisions of this Agreement, including action that would impair such party’s ability to consummate the Merger and the other transactions contemplated hereby.

          (b)          Without limiting the generality of this Section 5.7, Parent and Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

          Section 5.8          Notice of Certain Events.

(a) Company and Parent shall promptly notify each other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

               (iii)        any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it which relate to the consummation of the transactions contemplated by this Agreement;

(iv) any event or occurrence not in the ordinary course of business of its business or which could have a Material Adverse Effect;

               (v)         its obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation of warranty that is not so qualified becoming untrue or inaccurate in any material respect, (B) the failure of it (and, in the case of Parent, by Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (C) any fact or development which would result in the failure of any condition hereto not to be satisfied;

(vi) the failure by it to perform, or comply with, in any material respect any of its obligations, covenants, or agreements contained in this Agreement; or

               (vii)       Company obtaining knowledge of a material breach by Parent, or Parent obtaining knowledge of a material breach by Company, of their respective representations, warranties or covenants hereunder of which the breaching party has not already given notice pursuant to clauses (v) or (vi) above.

          (b)          Company shall promptly notify Parent of any notice of, or other communications relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement, under any Company Agreement.

          (c)          No notification under this Section 5.8 shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.9            Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

          Section 5.10          Listing of Additional Shares. Prior to the Effective Time, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable in the Merger.

          Section 5.11          Employees. Company will use reasonable commercial efforts in consultation with Parent to retain existing employees of Company through the Effective Time and following the Merger. Company shall use its reasonable efforts (i) to cause each of such employees set forth in Sections 5.11(a) and (b) of the Company Disclosure Schedule to execute an offer letter substantially in the form attached hereto as Exhibit 5.11(a), (ii) to cause each such employees set forth in Section 5.11(a) of the Company Disclosure Schedule to execute a Non-Disclosure and Assignment of Inventions Agreement and a Non-Solicitation Agreement, each substantially in the forms set forth as Exhibit 5.11(b), and (iii) to cause each such employee set forth in Section 5.11(b) of the Company Disclosure Schedule to execute a Non-Disclosure and Assignment of Inventions Agreement substantially in the form set forth as Exhibit 5.11(c).

          Section 5.12          Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that any out-of-pocket expenses incurred by Company in excess of $50,000 for fees and expenses of legal counsel plus any other expenses, including, without limitation, fees and expenses of financial advisors and accountants, if any, shall be an obligation of Company’s Shareholders. If Parent or Company receives any invoices for amounts in excess of said amounts, it may pay such fees; provided, however, that such payment shall, if not promptly reimbursed by Company Shareholders at Parent’s request, constitute “Damages” recoverable under the Escrow Agreement and such Damages shall not be subject to the escrow threshold set forth in Section 8.2(d).

          Section 5.13          Registration of Shares of Parent Common Stock Issued in the Merger.

          (a)          Parent shall use its reasonable commercial efforts to cause the Shares of Parent Common Stock issued in the Merger (including Escrow Shares) (the “Registrable Securities”) to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use its reasonable commercial efforts to prepare and file a registration statement under the Securities Act (the “Registration Statement”) with the SEC as soon as practicable after the Effective Time, in the case of the shares issued in the Merger, as soon as practicable after the issuance thereof, and shall use its reasonable commercial efforts to cause the Registration Statement to become effective as soon as possible after the filing thereof; provided, however, that each holder of Registrable Securities (“Holder”) shall provide all such information and materials to Parent and take all such action as may be required in order to permit Parent to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Parent pursuant to this Section 5.13. The offering made pursuant to such registration shall not be underwritten.

          (b)          Parent shall (i) prepare and file with the SEC the Registration Statement in accordance with Section 5.13(a) hereof with respect to the shares of Registrable Securities and shall use all reasonable commercial efforts to cause the Registration Statement to remain effective for a period ending on the first to occur of (A) the date all of the shares registered thereunder and not previously sold by the Holders may be sold under Rule 144 in one three-month period (assuming compliance by the Holders with the provisions thereof) or (B) one (1) year after the Effective Time; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until the termination of effectiveness of the Registration Statement; and (iii) furnish to each Holder such number of copies of any prospectus (including any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while Parent shall be required under the provisions hereof to cause the Registration Statement to remain current.

          (c)          Parent shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions and fees and expenses of counsel for the Holders, if any, incurred in connection with any registration of Registrable Securities pursuant to this Section 5.13, including, without limitation, all registration and filing fees, printing expenses, transfer agents’ and registrars’ fees and the fees and disbursements of Parent’s outside counsel and independent accountants.

          (d)          To the fullest extent permitted by law, the Parent will indemnify, defend, protect and hold harmless each selling Holder, each underwriter of Parent Common Stock being sold by such Holders pursuant to this Section 5.13, each Person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and their respective affiliates, officers, directors, partners, successors and assigns (each a “Holder Indemnitee”) against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each such Holder Indemnitee for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any Registration Statement and any prospectus filed pursuant to Section 5.13 or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Parent of any rule or regulation promulgated under the Securities Act, the Exchange Act or any Legal Provision applicable to the Parent and relating to action or inaction required of the Parent in connection with such registration; provided, however, that the Parent shall not be liable to any such Holder Indemnitee in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission, made in reliance upon and in conformity with information furnished in writing to the Parent by such Holder Indemnitee specifically for use in connection with such registration statement and prospectus or post-effective amendment.

          (e)          To the fullest extent permitted by law, each selling Holder of Registrable Securities registered in accordance with Section 5.13 will indemnify the Parent, each Person, if any, who controls the Parent within the meaning of the Securities Act or the Exchange Act, each underwriter of Parent

Common Stock and their respective affiliates, officers, directors, partners, successors and assigns (each a “Parent Indemnitee”) against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Parent Indemnitee for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any Registration Statement and any prospectus filed pursuant to Section 5.13 or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Parent by such Holder specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the proceeds to such Holder from the sale of such Holder’s Registrable Securities as contemplated herein.

          (f)          Each Person entitled to indemnification under this Section 5.13 (a “Registration Indemnified Person”) shall give notice to the party required to provide indemnification (the “Registration Indemnifying Person”) promptly after such Registration Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Registration Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Registration Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Registration Indemnified Person (whose approval shall not unreasonably be withheld), and the Registration Indemnified Person may participate in such defense at such party’s expense (unless the Registration Indemnified Person has reasonably concluded that there may be a conflict of interest between the Registration Indemnifying Person and the Registration Indemnified Person in such action, in which case the fees and expenses of one counsel for such Registration Indemnified Person(s) shall be at the expense of the Registration Indemnifying Person), and provided further that the failure of any Registration Indemnified Person to give notice as provided herein shall not relieve the Registration Indemnifying Person of its obligations under this Section 5.13 except to the extent the Registration Indemnifying Person is materially prejudiced thereby. No Registration Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Registration Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Registration Indemnified Person of a release from all liability in respect to such claim or litigation. Each Registration Indemnified Person shall furnish such information regarding itself or the claim in question as a Registration Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

          (g)          In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Parent or any Holder makes a claim for indemnification pursuant to this Section 5.13 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 5.13 provides for indemnification, in such case, then the Parent and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Parent on the one hand and of the Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be permitted by applicable law and reflect as nearly as possible the allocation provided herein. The relative fault of the Parent on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Parent on the one hand or by the Holder on the other, and each party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case (i) no Holder will be required to contribute any amount in excess of the proceeds received by such Holder from the sale of Registrable Shares pursuant to the Registration Statement; and (ii) no Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

          Section 5.14          Indemnification and Insurance.

          (a)          From and after the Effective Time, the Surviving Corporation will fulfill, assume and honor in all respects the obligations of Company pursuant to Company’s Articles of Incorporation and any indemnification agreement between Company and any of Company’s directors and officers existing and in force as of the Effective Time.

          (b)          The obligations of Parent and the Surviving Corporation under this Section 5.14 are subject to the conditions that each Indemnified Party shall comply with the reasonable requests of the Indemnifying Party and Parent in defending or settling any action hereunder and that any Indemnified Party shall approve any proposed settlement of any such action if (i) such settlement involves no finding or admission of any liability by any Indemnified Party and (ii) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Indemnifying Party.

ARTICLE VI
CONDITIONS TO THE MERGER

          Section 6.1          Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a)          Shareholder Approval. This Agreement and the Merger shall be approved and adopted by the Company Shareholders by the requisite vote under Arizona Law, the Company’s Articles of Incorporation and Company’s Bylaws.

          (b)          No Injunctions or Restraints: Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any Proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on either Parent or on Parent combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (c)          Governmental Approval. Parent, Company and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state securities or “blue sky” laws, other than filings and approvals relating to the Merger or affecting Parent’s ownership of Company or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on Parent after the Effective Time.

          (d)          Escrow Agreement. Parent, Merger Sub, Company, Escrow Agent and the Shareholders’ Agent shall have entered into the Escrow Agreement contemplated by Article VIII in substantially the form attached hereto as Exhibit 6.1(d) (“Escrow Agreement”).

          Section 6.2          Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

          (a)          Accuracy of Representations and Warranties. Each of the representations and warranties of Company in this Agreement that is expressly qualified by a reference to materiality shall be true and correct in all respects as so qualified, and each of the representations and warranties of Company in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, which shall be true and correct as of such date.

          (b)          Performance of Obligations. Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

          (c)          Certificate of Officers. Parent and Merger Sub shall have received a certificate executed on behalf of Company by the president of Company certifying that the conditions set forth in Section 6.2(a), (b) and (f) have been satisfied.

          (d)          Third Party Consents. All consents or approvals of non-Governmental Entities required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents or approvals individually or in the aggregate would not have a Material Adverse Effect on Company.

          (e)          No Governmental Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, and neither Parent nor Company shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any Proceeding or taking any other action, (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub or seeking to obtain from Company, Parent or Merger Sub any damages that are material in relation to Company, (ii) seeking to prohibit or materially limit the ownership or operation by Company, Parent or any of Parent’s Subsidiaries of any material portion of any business or of any assets of Company, Parent or any of Parent’s Subsidiaries, or to compel Company, Parent or any of Parent’s Subsidiaries to divest or hold separate any material portion of any business or of any assets of Company, Parent or any of Parent’s Subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Company.

          (f)          No Material Adverse Change. No event, occurrence or development shall have occurred since the date of this Agreement and be continuing which has had or would be reasonably likely to result in any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that, individually or in the aggregate, has had or would have a Material Adverse Effect on Company.

          (g)          Investor Representation Statement; Number of Shareholders. Each of Company’s shareholders shall have delivered to Parent a signed Investor Representation Statement and each such Statement shall be in full force and effect, and there shall be no more than thirty-five (35) Company Shareholders who are (i) U.S. persons as defined under Regulation S under the Securities Act (“U.S. Person”) and (ii) not “accredited investors” as defined in Rule 501 under the Securities Act.

          (h)          Purchaser Representative. There shall be a Purchaser Representative (as defined in Regulation D under the Securities Act), reasonably satisfactory to Parent, representing each holder of Company Capital Stock who is a U.S. Person and not an “accredited investor” as defined in Rule 501 under the Securities Act, and such Purchaser Representative shall have executed and delivered documentation reasonably satisfactory to Parent.

          (i)          Offer Letters and Non-Competition and Non-Solicitation Agreements. The employees set forth in Sections 5.11(a) and (b) of the Company Disclosure Schedule shall have executed an offer letter substantially in the form attached hereto as Exhibit 5.11(a), the employees set forth in Section 5.11(a) of the Company Disclosure Schedule shall have executed a Non-Disclosure and Assignment of Inventions Agreement and a Non-Solicitation Agreement, each substantially in the forms set forth as Exhibit 5.11(b), and the employees set forth in Section 5.11(b) of the Company Disclosure Schedule shall have executed a Non-Disclosure and Assignment of Inventions Agreement substantially in the form set forth as Exhibit 5.11(c).

          (j)          Closing Company Debt Obligations. The Closing Company Debt Obligations shall have been repaid and discharged in full in accordance with Section 1.9.

          (k)          Opinion. Counsel for Company shall have delivered to Parent an opinion in substantially the form attached hereto as Exhibit 6.2(k).

          (l)          Termination of Consulting Agreement. The Consulting Agreement, dated May 15, 2009, by and between Dr. Andreas Luttge and Company shall have been terminated and be of no further force and effect.

          (m)          Assignment of Inventions Agreement. Dr. Andreas Luttge and Dusty Clark shall have executed an assignment of inventions and intellectual property agreement in form reasonably satisfactory to Parent.

          Section 6.3          Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

          (a)          Accuracy of Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true and correct in all respects as so qualified, and each of the representations and warranties of Parent and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, which shall be true and correct as of such date.

          (b)          Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

          (c)          Certificate of Officers. Company shall have received a certificate executed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.3(a), (b) and (d) have been satisfied.

          (d)          No Material Adverse Change. No event, occurrence or development shall have occurred since the date of this Agreement and be continuing which has had or would be reasonably likely to result in any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that, individually or in the aggregate, has had or would have a Material Adverse Effect on Parent.

          (e)          Nasdaq Listing. The Parent Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

          Section 7.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company Shareholders (with respect to Sections 7.1(b), (c) and (d), by written notice by the terminating party to the other party):

          (a)          by the mutual written consent of Parent and Company;

          (b)          by either Parent or Company if the Merger shall not have been consummated by the date that is thirty (30) days from the date hereof, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (c)          by either Parent or Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

          (d)          by either Parent or Company if they are not in material breach of their obligations under this Agreement and if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.1 or 6.2 (in the case of termination by Parent) or Section 6.1 or 6.3 (in the case of termination by Company) not to be satisfied and (ii) shall not have been cured within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party.

          Section 7.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Parent, Company, Merger Sub or their respective officers, directors or stockholders, except to the extent that such termination results from the breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 7.1 shall remain in full force and effect and survive any termination of this Agreement.

          Section 7.3          Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger to the Company Shareholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by the Company Shareholders without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 7.4          Extension, Waiver. At any time prior to the Effective Time, the parties hereto, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive, to the extent permitted by applicable law, compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shay be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII
ESCROW AND INDEMNIFICATION

          Section 8.1          Escrow Fund.

          (a)          At the Closing, the Escrow Shares shall be registered in the name of, and be deposited with The Bank of Utah (or other institution selected by Parent with the reasonable consent of Company) as escrow agent (the “Escrow Agent”), such deposit and any deposit pursuant to Section 8.1(b) to constitute the “Escrow Fund” and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Company Shareholders.

          (b)          Dividends, whether paid in cash, shares of Parent Common Stock or other securities, and other distributions of any kind declared with respect to the Escrow Shares shall be deposited with the Escrow Agent pursuant to Section 8.1(a) hereof and shall be part of the Escrow Fund. Each Company Shareholder will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such shareholder so long as such Escrow Shares are held in escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement, the Company Shareholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

          Section 8.2          Indemnification.

          (a)          Survival of Representations and Warranties. All representations and warranties made by Company, Parent or Merger Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the date that is fifteen (15) days after the completion of the audit of Parent’s financial statements for such first fiscal year ending after the Effective Time (such period, the “General Survival Period”); provided, however, that the representations and warranties contained in Sections 2.10, 2.16 and 2.17 shall survive until 30 days after the expiration of the applicable statute of limitations period and any extensions thereof and the representations and warranties contained in Section 2.4 shall survive indefinitely.

          (b)          Indemnification by Company Shareholders. Subject to the limitations set forth in this Article VIII, the Company Shareholders will indemnify and hold harmless Parent and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (hereinafter “Parent Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) incurred or sustained by Parent Indemnified Persons as a result of:

              (i)          any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean Company has breached, any representation or warranty by Company contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein (without regard to any materiality qualifier contained in such representation or warranty); or

(ii) a breach by Company of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein.

Except as provided in the next paragraph, the sole recourse of the Parent Indemnified Persons shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Parent Indemnified Persons for any Damages hereunder.

                        Nothing in this Agreement shall limit the liability in amount or otherwise (i) of Company for any breach of any representation, warranty or covenant if the Merger does not close, (ii) of any Company Shareholder in connection with any breach by such shareholder of any representation or covenant in the Investor Representation Statement or Voting Agreement delivered pursuant hereto or (iii) of Company or any Company Shareholder with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

          (c)          Indemnification by Parent and Merger Sub. Subject to the limitations set forth in this Article VIII, Parent hereby agrees to indemnify, defend and hold harmless the Company Shareholders and their respective officers, directors, agents, attorneys and employees (hereinafter “Company Indemnified Persons”) from and against any and all Damages incurred or sustained by Company Indemnified Persons as a result of:

              (i)          any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean Parent or Merger Sub has breached, any representation or warranty by it contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein (without regard to any materiality qualifier contained in such representation or warranty); or

              (ii)         a breach by Parent or Merger Sub of any covenant or other agreement contained herein (other than the covenants and agreements set forth in Section 5.13, which are specifically covered in Section 5.13) or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein.

The sole recourse of the Company Indemnified Persons from any Damages shall be indemnification under this Article VIII. The aggregate indemnification obligations of Parent and Merger Sub hereunder shall not exceed the Escrow Fund, provided however that there shall be no limitation on liability of Parent or Merger Sub for (i) any breach of any representation, warranty or covenant if the Merger does not close or (ii) fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

          (d)          Threshold for Claims. No claim for Damages arising out of any misrepresentation or breach of the representations and warranties shall be made under Article VIII unless the aggregate of Damages exceeds $50,000 for which claims are made hereunder by the Company Indemnified Persons or Parent Indemnified Persons, as the case may be, in which case the Company Indemnified Person or Parent Indemnified Person, as the case may be, shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 8.2(d).

          Section 8.3          Escrow Period: Release From Escrow.

          (a)          As promptly as practicable after end of the General Survival Period, the Escrow Agent shall release from escrow to the Company Shareholders their pro rata portion of the Escrow Fund remaining; provided, however, that a portion of the Escrow Fund which, in the reasonable judgment of Parent, subject to the objection of the Shareholders’ Agent, is necessary to satisfy any unsatisfied claims specified in any Escrow Claim Certificate theretofore delivered to the Escrow Agent on or prior to the last day of the General Survival Period with respect to facts and circumstances existing on or prior to such date, shall remain in the Escrow Fund until such claims have been resolved. Any portion of the Escrow Fund retained pursuant to the proviso in the first sentence of this Section 8.3(a) shall be released to Company Shareholders or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved. Escrow Shares shall be released to the respective Company Shareholders in proportion to their respective share of the Merger Consideration. Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the Company Shareholders. In lieu of any fraction of an Escrow Share to which a Company Shareholder would otherwise be entitled, such holder will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the average of the closing prices of Parent Common Stock as reported on the Nasdaq National Market during the forty (40) trading days ending two (2) trading days prior to the date such shares are released from the Escrow Fund.

          (b)          No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Company Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such shareholder of his pro rata portion of the Escrow Shares by the Escrow Agent as provided herein.

          (c)          The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Parent will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

          Section 8.4          Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the General Survival Period of a certificate signed by any officer of Parent (an “Escrow Claim Certificate”) stating that with respect to the indemnification obligations of the Company Shareholders set forth in Section 8.2, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article VIII, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock valued at the average of the closing prices of Parent Common Stock as reported on the Nasdaq National Market during the forty (40) trading days ending two (2) trading days prior to the date such shares of Parent Common Stock are delivered to Parent.

          Section 8.5          Objections to Claims.

          (a)          At the time of delivery of any Escrow Claim Certificate to the Escrow Agent, a duplicate copy of such Escrow Claim Certificate shall be delivered to the Shareholders’ Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Parent Common Stock and/or cash pursuant to Section 8.4 hereof unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock and/or cash in accordance with Section 8.4 hereof, provided that no such payment or delivery may be made if the Shareholders’ Agent shall object in a written statement to the claim made in the Escrow Claim Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period; and provided further that if Shareholders’ Agent shall only object to a portion of the claim, the Escrow Agent shall pay to Parent the uncontested portion of the claim.

          (b)          In case the Shareholders’ Agent shall so object in writing to any claim or claims by Parent made in any Escrow Claim Certificate, which objection shall state in reasonable detail the basis for such objection, Parent shall have thirty (30) days to respond in a written statement to the objection of the Shareholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders’ Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

          Section 8.6          Claims by Company Indemnitees.

          (a)          Subject to the provisions of this Article VIII, upon receipt by Parent of a certificate signed by the Shareholders’ Agent (an “Agent Certificate”) that with respect to the indemnification obligations of Parent and Merger Sub set forth in Section 8.2, Damages exist and specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each item was paid or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or covenant or other claim to which such item is related, the Parent shall, subject to the provisions of this Article VIII, deliver to the Shareholders’ Agent as promptly as practicable cash, shares of Parent Common Stock, or a combination thereof, equal to such Damages; provided that in the event Parent elects to issue shares of Parent Common Stock it shall deliver an undertaking to Shareholders’ Agent to register such shares for resale under the Securities Act in accordance with Section 5.13 hereof; and provided further that Parent shall issue shares of Parent Common Stock to the extent Parent reasonably determines that the payment in cash Stock will jeopardize the treatment of the Merger as a reorganization under Section 368(a) of the Code.

          (b)          Parent shall have thirty (30) days after delivery of an Agent Certificate to object to any claim or claims made by such Agent Certificate in a written statement delivered to Shareholders’ Agent, which objection shall state in reasonable detail the basis for such objection. In case Parent shall so object in writing to any claim or claims made by the Shareholders’ Agent in the Agent Certificate, the

Shareholders Agent shall have thirty (30) days to respond in a written statement to the objection of Parent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders’ Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Parent shall, if agreed in such memorandum, make payment for claims or other disposition as agreed in such memorandum and such performance shall satisfy all of Parent’s obligations as to such claim.

          Section 8.7          Shareholders’ Agent.

          (a)          Matt Boston shall be constituted and appointed as agent (“Shareholders’ Agent”) for and on behalf of the Company Shareholders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock and/or cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to make claims on behalf of the Company Shareholders pursuant to Section 8.6, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days’ prior written notice to Parent. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Company Shareholders.

          (b)          The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholder’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Shareholders shall severally indemnify the Shareholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

          Section 8.8          Actions of the Shareholders’ Agent. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Company Shareholders and shall be final, binding and conclusive upon each such Company Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such Company Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

          Section 8.9          Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholders’ Agent of such claim, and the Shareholders’ Agent and the Company Shareholders shall be entitled, at their expense, to participate in any defense of such claim with the consent of Parent, which shall not be unreasonably withheld. Parent shall have the right in its sole discretion to settle any such claim. In the event that the Shareholders’ Agent has consented to any such settlement, the Shareholders’ Agent shall have no power or authority to object under Section 8.5 or any other provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

ARTICLE IX
GENERAL PROVISIONS

          Section 9.1          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Zygo Corporation
Laurel Brook Road
Middlefield, CT 06455
Attention: Chairman of the Board of Directors
Fax: (860) 347-8372
Tel: (860) 347-8506

with a copy to (which shall not constitute notice):

Fulbright & Jaworski, L.L.P.
666 Fifth Avenue
New York, NY 10103
Attention: Paul Jacobs, Esq.
Sheldon G. Nussbaum, Esq.
Fax: (212) 318-3400
Tel: (212) 318-3000

(b)	if to Company, to:

Zemetrics, Inc.
3708 East Columbia Street, Suite 110
Tucson, AZ 85714-3413
Attention: Matt Boston
Fax: (520) 901-6529
Tel: (520) 202-4399

with a copy to (which shall not constitute notice):

Hecker & Muehlebach, PLLC
405 W. Franklin
Tucson, AZ 85701
Attention: Lawrence M. Hecker
Fax: (520) 798-3803
Tel: (520) 620-0405

(c)	if to Shareholders’ Agent, to:

Matt Boston
c/o Zemetrics, Inc.
3708 East Columbia Street, Suite 110
Tucson, AZ 85714-3413
Fax: (520) 901-6529
Tel: (520) 202-4399

with a copy to (which shall not constitute notice):

Hecker & Muehlebach, PLLC
405 W. Franklin
Tucson, AZ 85701
Attention: Lawrence M. Hecker
Fax: (520) 798-3803
Tel: (520) 620-0405

          Section 9.2          Definitions. For purposes of this Agreement:

          (a)          an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b)          any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters

          (c)          any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities;

          (d)           “Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition, results of operations or prospects of such Person and its Subsidiaries, taken as a whole, or which would prevent or materially delay the consummation of the transactions contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in the market price or trading volume of the capital stock of such Person after the date hereof, (ii) changes, events or occurrences in the United States securities markets which are not specific to such Person, (iii) any adverse change, event, development or effect arising from or relating to general business or economic conditions which is not specific to such Person and its Subsidiaries, (iv) any failure by such Person to meet internal forecasts or projections or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, and (vi) any adverse change, event, development or effect arising from or relating to any change in GAAP;

          (e)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (f)           “Subsidiary” of any Person means, with respect to such Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

          Section 9.3          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 9.4          Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) except as set forth in Section 9.9, are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the written consent of the other party.

          Section 9.5          Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 9.6          Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          Section 9.7          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law.

          Section 9.8          Rules of Construction. The captions in this Agreement, including but not limited to specific section number references included in the Disclosure Schedules, are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term “business day” shall mean any day which is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close. The disclosure of any matter in the Disclosure Schedules hereto shall expressly not be deemed to constitute an admission by Company, Parent or Merger Sub, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties have participated jointly, and have been represented by counsel, in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

          Section 9.9          Third Party Beneficiaries. The directors and officers and option holders of Company shall be third party beneficiaries as to provisions herein (Sections 5.13 and 5.14, as applicable) intended to benefit them.

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          IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

ZEMETRICS, INC

By:	/s/ MATT BOSTON

Name: Matt Boston
Title: President

ZYGO CORPORATION

By:	/s/ BRUCE W. WORSTER

Name: Bruce W. Worster
Title: Chairman of the Board

ZMI ACQUISITION CORPORATION

By:	/s/ BRUCE W. WORSTER

Name: Bruce W. Worster
Title: Director

[AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]